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                                    Exhibit 99

                             [Southwest Letterhead]



CONTACT:      RICK J. GREEN, PRESIDENT & C.E.O.
              KERBY E. CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.
TELEPHONE:    (405) 372-2230
RELEASE DATE: December 22, 1999


         SOUTHWEST BANCORP, INC. ANNOUNCES NEW SHARE REPURCHASE PROGRAM

     December 22, 1999, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc.
(NASDAQ National Market--OKSB, OKSBO) today announced that it had substantially completed the repurchase of 5% of its outstanding shares of common stock, par value $1.00 per share, authorized in April of this year, and that its board of directors has authorized the repurchase of up to an additional 5%, or approximately 195,000 shares. The additional repurchases would be made in connection with shares expected to be issued under Bancorp's dividend reinvestment, stock option, and employee benefit plans and for other corporate purposes. The share repurchases are expected to be made primarily on the open market from time to time until April 30, 2001, or earlier termination of the repurchase program by the Board. Repurchases under the program will be made at the discretion of management based upon market, business, legal, accounting and other factors.

     Rick J. Green, President and Chief Executive Officer of Southwest Bancorp, stated that the company believes the share repurchase program is in the best interests of Southwest and its shareholders. Southwest's outstanding shares of common stock trade on the Nasdaq National Market under the symbol OKSB, and closed at a price of $20 per share on December 21, 1999.

Oklahoma's Own Southwest Bancorp, Inc.

     Southwest Bancorp, Inc. and the Stillwater National Bank and Trust Company are independent, Oklahoma institutions, and are not controlled by out of state organizations or individuals. Southwest has established and pursued a strategy of independent operation for the benefit of all of its shareholders, and has capitalized on its position as an Oklahoma owned and operated banking organization to increase its banking business.

     Southwest offers a broad range of commercial and consumer lending and deposit services. Southwest devotes substantial efforts to marketing and providing services to local businesses, their primary employees, and to other managers and professionals living and working in its Oklahoma market areas. Southwest has developed a marketing and delivery system that does not rely on an extensive branch network. Stillwater National operates six offices located in Stillwater, Tulsa, Oklahoma City and Chickasha, Oklahoma and a loan production office in Oklahoma City. Stillwater National offers Internet banking services to commercial and individual customers through SNB DirectBanker(R). As of September 30, 1999, Southwest had consolidated assets of approximately $1.1 billion.

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